EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 12, 2011, by and between REPUBLIC AIRWAYS HOLDINGS INC., a Delaware corporation (the “Company”), and TIMOTHY P. DOOLEY (the “Executive”).

RECITALS

WHEREAS, the Executive has served as Vice President, Financial Planning and Analysis of the Company;

WHEREAS, the Company desires to employ and retain the Executive as the Company’s Senior Vice President and Chief Financial Officer; and

WHEREAS, the Company and the Executive desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.           Employment.  The Company agrees to continue to employ the Executive, and the Executive agrees to render his services to the Company, as its Senior Vice President and Chief Financial Officer, during the Term (as defined below).  In connection with his employment as Senior Vice President and Chief Financial Officer, the Executive shall serve without additional payment or compensation of any kind as an officer of any other direct or indirect subsidiary or affiliate of the Company designated by the Company’s Chief Executive Officer (collectively, the “Subsidiaries”).  The Executive shall render his services at the direction of the Company’s Chief Executive Officer at the Company’s offices in Indianapolis, Indiana.  The Executive agrees to use his best efforts to promote and further the business, reputation and good name of the Company and the Subsidiaries (collectively, the “Company Group”) and the Executive shall promptly and faithfully comply with all instructions, directions, requests, rules and regulations made or issued from time to time by the Company.

2.           Term.

(a)           The term of employment pursuant to this Agreement (the “Term”) shall continue until December 31, 2013; provided that the Company may terminate this Agreement for any reason or no reason by providing the Executive with 30 days prior written notice of such termination.

(b)           Notwithstanding the foregoing, this Agreement may be terminated by the Company in the event that “Cause” for such termination exists as provided in Section 8(a) below or by the Executive for Good Reason as provided in Section 8(b) below.  If this Agreement is terminated by the Company for “Cause”, the Executive shall not be entitled to any Severance Compensation or other compensation of any kind following the effective date of such termination.

(c)           In the event (i) the Company terminates this Agreement or the Executive’s employment other than for Cause, or (ii) the Executive terminates this Agreement or the Executive’s employment for Good Reason, the Company shall pay the Executive Severance Compensation as provided in Section 4 hereof.  If this Agreement is terminated by the Company other than for Cause, options granted to the Executive to purchase shares of the Company’s common stock and restricted shares covering shares of the Company’s common stock shall immediately become fully vested and exercisable in accordance with the agreements evidencing such awards.

(d)           The Term shall automatically renew for successive one year periods unless either party shall have given notice to terminate this Agreement no later than ninety (90) days prior to the end of the then current Term.

3.           Compensation.  As full and complete compensation for all the Executive’s services hereunder, the Company shall pay the Executive the compensation described below.

(a)           Base Salary.  During the Term, the Company shall pay the Executive an annual base salary of $250,000 (“Base Salary”).  The Board of Directors of the Company (the “Board”) shall review the Executive’s Base Salary each year and shall have the right in its discretion to increase such Base Salary.  In the event this Agreement is terminated prior to the expiration of the Term, the Company shall pay to the Executive, in addition to any Severance Compensation payable under Section 4, any accrued but unpaid Base Salary through the termination date.

(b)           Annual Incentive Plan.  In addition to the Base Salary, during the Term, the Executive will have an annual bonus opportunity target equal to 65% of the Executive’s salary for the year.  The amount of the annual bonus (“Bonus”) for any year may be more or less than the target amount, but not more than 125% of the Executive’s salary for the year, and will be determined, in its sole discretion, by the Compensation Committee based upon certain performance measures which shall be determined by the Board in its discretion and communicated to the Executive by the end of each September of the prior year during the Term.  The Bonus for a year will be determined and payable by March 15 of the following year.  In the event this Agreement or the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, the Executive shall not be entitled to any Bonus Compensation for such year or any subsequent period.

4.           Severance Compensation.

(a)           Termination Upon Death, or by the Company for Disability or Without Cause.  In the event of the Executive’s death or in the event the Company terminates this Agreement as a result of the Executive’s inability, with reasonable accommodation, to perform the essential functions of his position, by reason of physical or mental incapacity, for a total period of 90 days in any 360-day period (“Executive’s Disability”) or other than for Cause, the Company shall pay to the Executive or his estate as the case may be as severance compensation two times the Executive’s Base Salary as then in effect plus two times the Executive’s bonus paid for the Company’s last calendar year.  The severance compensation shall be paid in a lump sum by the end of the following month following termination of this Agreement, provided that the Company receives a release within 30 days following termination of this Agreement signed by the Executive, substantially in the form attached hereto as Exhibit A, that is no longer revocable.  The Executive agrees that the Company may satisfy its obligations to provide severance compensation pursuant to this Section 4(a) by purchasing and maintaining one or more insurance policies payable to either the Executive or his designees or to the Company (with further payment to the Executive or such designees) upon the Executive’s death or as a result of the Executive’s Disability.  The Executive agrees to cooperate with the Company in obtaining such insurance, including by participating in such physical examinations and providing such personal information as may be requested by the Company’s insurers.

(b)           Occurrence of a Change in Control.  In the event of a Change of Control (provided that after such Change of Control, the Executive’s employment is terminated (x) by the Company without Cause or (y) by the Executive for Good Reason), the Company shall pay to the Executive as severance compensation two times the Executive’s Base Salary as then in effect plus two times the Executive’s bonus paid for the Company’s last calendar year.  The severance compensation shall be paid in a lump sum by the end of the following month following a qualifying event.  “Change of Control” shall mean that after the date hereof, (i) any person or group of affiliated or associated persons acquires a majority or more of the voting power of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the dissolution of the Company or (iv) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization, less than majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization.

(c)           Termination by the Executive for Good Reason.  If the Executive terminates this Agreement for Good Reason, the Company shall pay to the Executive as severance compensation two times the Executive’s Base Salary as then in effect plus two times the Executive’s bonus paid for the Company’s last calendar year.  The severance compensation shall be paid in a lump sum within ten (10) days following termination.

(d)           Failure to Renew.  If either the Executive or the Company gives notice to terminate this Agreement at the end of the stated Term, the Company shall make a payment to the Executive equal to one times the Executive’s Base Salary as in effect at the end of the Term plus one times the Executive’s target bonus as in effect at the end of the Term.  Such payment shall be made in a lump sum within ten (10) days following the end of the stated Term of this Agreement, provided that the Company receives a release within 30 days following termination of this Agreement signed by the Executive, substantially in the form attached hereto as Exhibit A.  In addition, upon delivery of such release, all remaining unvested shares of restricted stock granted to the Executive shall immediately vest.

5.           No Other Compensation.  Except as otherwise expressly provided herein, or in any other written document executed by the Company and the Executive, no other compensation or other consideration shall become due or payable to the Executive on account of the services rendered to the Company Group.  The Company shall have the right to deduct and withhold from the compensation payable to the Executive hereunder any amounts required to be deducted and withheld under the provisions of any statute, regulation, ordinance, order or any other amendment thereto, heretofore or hereafter enacted, requiring the withholding or deduction of compensation.

6.           Medical & 401K Benefits.  The Company agrees that the Executive shall be entitled to participate in any retirement, 401K, disability, medical, pension, profit sharing, group insurance, or any other plan or arrangement, or in any other benefits now or hereafter generally available to executives of the Company, in each case to the extent that the Executive shall be eligible under the general provisions thereof.

7.           Vacation.  The Executive shall be entitled to take three weeks of paid vacation which shall accrue monthly during each 12 months of the Executive’s employment hereunder, and which vacation shall be taken on dates to be selected by mutual agreement of the Company and the Executive.

8.           Termination for Cause or Good Reason.

(a)           Termination for Cause by the Company.  The Company, by written notice to the Executive, may immediately terminate this Agreement and the Executive’s employment hereunder for Cause.  As used herein, a termination by the Company “for Cause” shall mean that the Executive has (i) willfully or materially refused to perform a material part of his duties hereunder, (ii) materially breached the provisions of Sections 9, 10 or 11 hereof, (iii) acted fraudulently or dishonestly in his relations with the Company, (iv) committed larceny, embezzlement, conversion or any other act involving the misappropriation of Company funds or assets in the course of his employment, or (v) been indicted or convicted of any felony or other crime involving an act of moral turpitude.

(b)           Termination for Good Reason by the Executive.  The Executive, by 20 business days prior written notice to the Company, may terminate this Agreement and his employment hereunder for Good Reason, provided that the Company shall have the right to cure such Good Reason within such 20 business day period.  As used herein, a termination by the Executive “for Good Reason” shall mean that (i) the Company has materially diminished the duties and responsibilities of the Executive with respect to the Company, (ii) the Company has relocated its principal offices more than 25 miles from Indianapolis to another location without the consent of the Executive or (iii) the Company has materially breached the terms of this Agreement.

9.           Confidential Information.  The Executive recognizes and acknowledges that he shall receive in the course of his employment hereunder certain confidential information and trade secrets concerning the Company Group’s business and affairs which may be of great value to the Company Group.  The Executive therefore agrees that he will not disclose any such information relating to the Company Group, the Company Group’s personnel or their operations other than in the ordinary course of business or in any way use such information in any manner which could adversely affect the Company Group’s business.  For purposes of this Agreement, the terms “trade secrets” and “confidential information” shall include any and all information concerning the business and affairs of the Company Group and any division or other affiliate of the Company Group that is not generally available to the public.

10.           Non-Competition.  The Executive agrees that without the prior written consent of the Company’s Chief Executive Officer during the Term and for a period of 12 months following the termination or expiration of this Agreement, he will not participate as an advisor, partner, joint venturer, investor, lender, consultant or in any other capacity in any business transaction or proposed business transaction (a) with respect to which the Executive had a material personal involvement on behalf of the Company Group during the last 12 months of his employment with the Company, or (b) that could reasonably be expected to compete with the Company Group’s business or operations or proposed or contemplated business or transactions of the Company Group that are (I) known by the Executive as of the date of such termination or expiration, and (II) contemplated by the Company Group to proceed during the 12 month period following such termination or expiration.  For these purposes, the mere ownership by the Executive of securities of a public company not in excess of 2% of any class of such securities shall not be considered to be competition with the Company Group.

11.           Non-Solicitation.  The Executive agrees that during the Term, and for a period of 12 months following the termination or expiration of this Agreement, he shall not, without the prior written consent of the Company, directly or indirectly, employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed by the Company Group or any of its divisions or affiliates while the Executive was employed by the Company.

12.           Breach of this Agreement.  If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 9, 10 or 11 of this Agreement, then the Company shall have the right and remedy to have those provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Executive that the rights and privileges of the Company granted in Sections 9, 10 and 11 are of a special, unique and extraordinary character and any such breach or threatened breach will cause great and irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

13.           Notices.  All notices and other communications required or permitted hereunder shall be in writing (including facsimile, telegraphic, telex or cable communication) and shall be deemed to have been duly given when delivered by hand, or mailed, certified or registered mail, return receipt requested and postage prepaid:

If to the Company:	Republic Airways Holdings, Inc.
8909 Purdue Road
Suite 300
Indianapolis, IN  46268
Attn:  President and Chief Executive Officer

With a copy to each member of the Board

If to the Executive:	Timothy P. Dooley
8727 Lancaster Road
Indianapolis, IN 46260

14.           Applicable Law.  This Agreement was negotiated and entered into within the State of Indiana.  All matters pertaining to this Agreement shall be governed by the laws of the State of Indiana applicable to contracts made and to be performed wholly therein.  Nothing in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any material present or future statute, law, governmental regulation or ordinance as a result of which the parties have no legal right to contract or perform, the latter shall prevail, but in such event the provision(s) of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it or them within the legal requirements.

15.           Entire Agreement; Modification; Consents and Waivers.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.  No interpretation, change, termination or waiver of or extension of time for performance under any provision of this Agreement shall be binding upon any party unless in writing and signed by the party intended to be bound thereby.  Except as otherwise provided in this Agreement, no waiver of or other failure to exercise any right under or default or extension of time for performance under any provision or this Agreement shall affect the right of any party to exercise any subsequent right under or otherwise enforce said provision or any other provision hereof or to exercise any right or remedy in the event of any other default, whether or not similar.

16.           Severability.  The parties acknowledge that, in their view, the terms of this Agreement are fair and reasonable as of the date signed by them, including as to the scope and duration of post-termination activities.  Accordingly, if any one or more of the provisions contained in this Agreement shall for any reason, whether by application of existing law or law which may develop after the date of this Agreement, be determined by an arbitrator or court of competent jurisdiction to be excessively broad as to scope of activity, duration or territory, or otherwise unenforceable, the parties hereby jointly request such court to construe any such provision by limiting or reducing it so as to be enforceable to the maximum extent in favor of the Company compatible with then-applicable law.  If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall nonetheless be determined by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

17.           Assignment.  The Company may, at its election, assign this Agreement or any of its rights hereunder.  This Agreement may not be assigned by the Executive.

18.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

19.           Arbitration.  Each of the parties hereby irrevocably and unconditionally consents to arbitrate any dispute arising out of or relating in any manner to this Agreement or the employment relationship contemplated hereby or the termination thereof, or any alleged breach of any term or provision of this Agreement.  Such arbitration shall be conducted in Marion County, Indiana by a single arbitrator in accordance with the employment dispute resolution rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any federal or state court in Indiana (and the parties expressly consent to the jurisdiction of such court), or in any other court having jurisdiction.  The Company shall be responsible for, and shall pay, 75% of all costs and expenses of any arbitration hereunder, including, without limitation, all costs, fees and expenses of the American Arbitration Association and arbitrator.  The Executive shall be responsible for, and shall pay, 25% of all costs and expenses of any arbitration hereunder, including, without limitation, all costs, fees and expenses of the American Arbitration Association and arbitrator.  Each of the Parties agrees that in any arbitration arising out of or relating to this Agreement or the employment relationship contemplated hereby or the termination thereof, or any alleged breach of any term or provision of this Agreement or in any action to enter judgment on an award in such arbitration each party shall bear its own fees and expenses.

20.           Survival.  The provisions of Sections 9 through 19 of this Agreement shall survive any expiration or termination of this Agreement.

21.           Equity Commitment.  Upon executing this Agreement, the Executive shall be issued options to purchase 40,000 shares of common stock of the Company, one-third of which shall vest on each of December 31, 2011, December 31, 2012 and December 31, 2013, such options to be evidenced by a Stock Option Agreement substantially in the form attached hereto as Exhibit B pursuant to the Republic Airways Holdings Inc. 2007 Equity Incentive Plan, by and between the Company and the Executive.  The options shall expire ten (10) years following voluntary separation or termination of the Agreement or the Executive’s employment with the Company other than for Cause.  Upon executing this Agreement, the Executive also shall be granted 20,000 shares of restricted stock at a price per share equal to the par value thereof, which shall vest on each of December 31, 2011, December 31, 2012 and December 31, 2013, such restricted stock grants to be evidenced by a Restricted Stock Purchase Agreement substantially in the form attached hereto as Exhibit C pursuant to the Republic Airways Holdings Inc. 2007 Equity Incentive Plan, by and between the Company and the Executive.

22.           Options Under Prior Agreements.  The vesting of any options to purchase stock of the Company previously granted to the Executive under the terms of a Stock Option Agreement shall be governed by the terms of such agreement notwithstanding any provision of this Agreement.

23.           Indemnification.  The Company shall, to the fullest extent allowed by law, defend, indemnify and hold harmless the Executive from and against any and all demands, claims, suits, liabilities, actions asserted or brought against the Executive or in which the Executive is made a party, including, without limitation, all litigation costs and attorneys’ fees incurred by the Executive or judgments rendered against the Executive, in connection with any matter arising within the course and scope of Executive’s employment with the Company or service as an officer, director or manager of the Company or any of the Subsidiaries.  The right of the Executive to indemnification hereunder shall vest at the time of occurrence or performance of any event, act or omission giving rise to any demand, claim, suit, liability, action or legal proceeding of the nature referred to in this Section 23 and, once vested, shall survive the termination of Executive’s employment with the Company for any reason.

24.           Section 409A Compliance.

(a)           Any payments conditioned upon a termination of the Executive’s employment will be deemed to be conditioned upon the Executive’s separation from service within the meaning of Treasury Regulation Section 1.409A-1(h) and will be construed and interpreted accordingly.  If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s separation from service, then the Executive shall not be entitled to any severance payments or other benefits pursuant to this Agreement until the earlier of (i) the date which is six months after the date of the Executive’s separation from service, or (ii) the date of the Executive’s death.  This paragraph shall only apply if, and to the extent required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-3(i)(2).  Any amounts otherwise payable to the Executive upon or in the six-month period following the Executive’s separation from service that are not so paid by reason of this paragraph shall be paid to the Executive (or the Executive’s estate, as the case may be) as soon as practicable (and in all events within twenty days) after the expiration of such six-month period or (if applicable, the date of the Executive’s death).

(b)           Any taxable reimbursement of expenses payable to the Executive shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred.  Expense reimbursements and in-kind benefits provided to the Executive shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements or in-kind benefits that the Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that the Executive may receive in any other taxable year.

(c)           It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of any authority or discretion hereunder shall comply with, and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.  Should the Company pay the Executive contrary to clause (i) or (ii) of Section 24(a) above, the Company shall indemnify the Executive for any taxes due thereon as a result.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

REPUBLIC AIRWAYS HOLDINGS, INC.

By:	/s/ David N. Siegel
Name: David N. Siegel
Title: Chairman of the Compensation Committee of the Board of Directors

TIMOTHY P. DOOLEY

/s/ Timothy P. Dooley

EXHIBIT A

FORM OF RELEASE

In exchange for the payments and benefits set forth in the Employment Agreement between Republic Airways Holdings Inc. (the “Company”) and me dated April 12, 2011 (the “Agreement”), and to be provided following the Effective Date (as defined below) of this General Release and subject to the terms of the Agreement, and my execution (without revocation) and delivery of this General Release:

1.           (a)           On behalf of myself, my agents, assignees, attorneys, heirs, executors and administrators, I hereby release the Company and its predecessors, successors and assigns, their current and former parents, affiliates, subsidiaries, divisions and joint ventures (collectively, the “Company Group”) and all of their current and former officers, directors, employees, and agents, in their capacity as Company Group representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company Group (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act or omission.  This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.

(b)           This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989 and the Sarbanes-Oxley Act of 2002, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour.  I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories.

(c)           This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program.

(d)           In addition, I am waiving my right to pursue any Claims against the Company Group and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

I acknowledge that this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company Group and Releasees through the Effective Date of this General Release.  Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include) (i) my rights with respect to the enforcement of the Agreement, including but not limited to the right to receive Severance Compensation (as defined in the Agreement), if any, and other payments, benefits and indemnifications specified in the Agreement, (ii) any rights or interest under any Benefit Plans (as defined in the Agreement), (iii) any right to indemnification pursuant to the Company’s Certificate of Incorporation or By-laws as in effect on the date hereof, (iv) the protections of the Company Group’s directors and officers liability insurance, if any, in each case, to the same extent provided to other senior executives of the Company, (v) any claims and rights that cannot be waived by law, (vi) the vesting and exercise of any equity grant pursuant to the terms of the applicable equity award agreement or the applicable equity incentive plan, (vii) any rights as a stockholder of the Company, and (viii) any rights under Sections 12 and 13 of the Agreement following termination of employment.

2.           I acknowledge that I have had at least 21 calendar days from the date of my termination of employment with the Company (the “Termination Date”) to consider the terms of this General Release, that I have been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that I have consulted with my attorney, that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and I am entering into this General Release knowingly, voluntarily and of my own free will.  I further understand that my failure to sign this General Release and return such signed General Release to the Company, 8909 Purdue Road, Suite 300, Indianapolis, IN 46268 by 5:00 pm on the 22nd day after the Termination Date will render me ineligible for the payments and benefits described herein and in the Agreement.

3.           I understand that once I sign and return this General Release to the Company, I have 7 calendar days to revoke it.  I may do so by delivering to the Company, 8909 Purdue Road, Suite 300, Indianapolis, IN 46268 written notice of my revocation within the 7-day revocation period (the “Revocation Period”).  This General Release will become effective on the 8th day after I sign and return it to the Company (“Effective Date”); provided that I have not revoked it during the Revocation Period.

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.

I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

TIMOTHY P. DOOLEY

_______________________________
Date:___________________________

EXHIBIT B

FORM OF STOCK OPTION AGREEMENT

EXHIBIT C

FORM OF RESTRICTED STOCK PURCHASE AGREEMENT